Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Eric Hausman, Financial Media, (612) 761-2054
Target Media Hotline, (612) 696-3400

Target Reports Fourth Quarter and Fiscal 2011 Earnings

Full year Adjusted EPS of $4.41 represents 14.3% Increase

Full Year GAAP EPS of $4.28 Sets Another Annual Record

MINNEAPOLIS (February 23, 2012) — Target Corporation (NYSE: TGT) today reported fourth quarter net earnings of $981 million, or $1.45 per share, and full year net earnings of $2,929 million, or $4.28 per share. Adjusted earnings per share, a measure we believe is useful in providing period-to-period comparisons of the results of our U.S. operations, were $1.49 in the fourth quarter and $4.41 for the full year, representing increases of 8.3 percent and 14.3 percent, respectively. Fourth quarter results were at the high end of our most recent guidance. A reconciliation of non-GAAP financial measures to GAAP measures is provided in the tables attached to this press release. All earnings per share figures refer to diluted earnings per share.

“Target generated strong financial performance in 2011, overcoming sluggish economic growth, restrained consumer spending and an intensely promotional holiday season,” said Gregg Steinhafel, chairman, president, and chief executive officer of Target Corporation. “For the full year, our U.S. businesses generated 14.3 percent growth in adjusted earnings per share, and we experienced our strongest growth in comparable-store sales since 2007. As we look ahead to 2012, we’ll continue to focus on bringing our “Expect More. Pay Less.” brand promise to life for our guests, providing unique, well-designed merchandise while driving value and loyalty with initiatives like 5% Rewards and REDcard Free Shipping. In addition, we’ll continue to invest in our store, online and mobile channels, open our first CityTarget locations in July and prepare for the opening of our first Canadian Target stores in early 2013.”

– more –

Fiscal 2012 Earnings Guidance

For fiscal 2012, the company expects adjusted EPS of $4.55 to $4.75 and GAAP EPS of $4.05 to $4.25. The 50 cent difference between these two ranges represents the EPS impact on the year of the expected expenses related to the Canadian market entry.

In first quarter 2012, the company expects adjusted EPS of $0.97 to $1.07 and GAAP EPS of $0.88 to $0.98. The 9 cent difference between these two ranges represents the EPS impact in the quarter of the expected expenses related to the Canadian market entry.

U.S. Retail Segment Results

As the company first reported in its sales release on February 2, 2012, Target’s sales in fourth quarter 2011 increased 3.3 percent to $20.9 billion from $20.3 billion a year ago, due to a 2.2 percent increase in comparable-store sales and the contribution from new stores. Segment earnings before interest expense and income taxes (EBIT) were $1,625 million in the fourth quarter of 2011, an increase of 1.1 percent from $1,608 million in 2010.

Fourth quarter 2011 U.S. Retail Segment EBITDA and EBIT margin rates were 10.3 percent and 7.8 percent, respectively, compared with 10.6 percent and 7.9 percent in 2010. Fourth quarter gross margin rate declined to 28.4 percent in 2011 from 28.7 percent in 2010, reflecting the impact of the company’s integrated growth strategies partially offset by underlying rate improvements within categories. The retail segment fourth quarter selling, general and administrative (SG&A) expense rate was 18.1 percent in 2011, unchanged from 2010.

Fiscal 2011 sales increased 4.1 percent to $68.5 billion from $65.8 billion in 2010, due to a 3.0 percent increase in comparable-store sales and the contribution from new stores. Full-year retail segment EBIT increased 2.9 percent to $4.8 billion in 2011 from $4.6 billion in 2010.

Full year 2011 retail segment EBITDA and EBIT margin rates were 10.0 percent and 7.0 percent, respectively, compared with 10.2 percent and 7.0 percent in 2010. Gross margin rate for fiscal 2011 was 30.1 percent compared with 30.5 percent in 2010, reflecting the company’s integrated growth strategies partially offset by underlying rate improvements within categories.

– more –

U.S. Credit Card Segment Results

Fourth quarter average receivables decreased 7.6 percent to $6.4 billion in 2011 from $6.9 billion in 2010. Average receivables directly funded by Target decreased 8.2 percent in the fourth quarter to $2.7 billion from $3.0 billion in 2010.

Fourth quarter portfolio spread to LIBOR was 6.9 percent in 2011 compared with 9.5 percent in 2010, as last year’s performance benefited from an $85 million reduction in the allowance for doubtful accounts. Segment profit for the quarter was $98 million in 2011, compared with $151 million in fourth quarter 2010. Annualized segment pre-tax return on invested capital was 14.3 percent in fourth quarter 2011, compared with 20.3 percent in 2010.

Average receivables for fiscal 2011 decreased 11.1 percent to $6.3 billion from $7.1 billion in 2010. Average receivables directly funded by Target decreased 9.3 percent to $2.5 billion from $2.8 billion in 2010.

Fiscal 2011 spread to LIBOR was 10.5 percent, compared with 8.5 percent in 2010. Full-year 2011 segment profit increased to $606 million from $541 million in 2010. The year-end allowance for doubtful accounts decreased to $430 million in 2011 from $690 million in 2010, reflecting improving portfolio risk levels and a 7.1 percent decrease in year-end receivables. Full-year segment pre-tax return on invested capital was 24.1 percent in 2011 compared with 19.5 percent in 2010.

Canadian Segment Results

Fourth quarter and full-year 2011 EBIT were $(40) million and $(122) million, respectively, due to start-up expenses and depreciation related to the company’s expected market entry in 2013. Consolidated expenses related to investments in Target’s Canadian market entry reduced Target’s earnings per share by approximately 6 cents in fourth quarter 2011 and 17 cents for fiscal 2011.(1)

(1) These amounts include interest expense and tax expense that are not included in the segment measure of profit. A reconciliation of non-GAAP measures is included in the tables attached to this release.

– more –

Interest Expense and Taxes

Net interest expense for the quarter was $292 million, including $87 million due to early extinguishment of non-recourse debt collateralized by credit-card receivables and $19 million of interest on capitalized leases related to Target’s Canadian market entry. Net interest expense was $190 million in fourth quarter 2010.

Full-year interest expense was $866 million in 2011, including $87 million due to early extinguishment of non-recourse debt collateralized by credit-card receivables and $44 million of interest on capitalized leases related to Target’s Canadian market entry. Net interest expense was $757 million in 2010.

The company’s effective income tax rate was 30.3 percent in fourth quarter 2011 and 34.3 percent for full-year 2011. Both fourth quarter and full-year 2011 effective income tax rates reflect the favorable resolution of various income tax matters.  These tax items increased EPS by approximately 10 cents per share in fourth quarter 2011, and approximately 12 cents per share for full-year 2011. In 2010, the favorable resolution of various income tax matters increased fourth quarter EPS by approximately 7 cents and increased full-year EPS by approximately 14 cents.

Share Repurchase

In fourth quarter 2011, the company repurchased approximately 3.1 million shares of its common stock at an average price of $52.35, for a total investment of $161 million.  For the full year, the company acquired approximately 37.2 million shares of its common stock at an average price per share of $50.89, for a total investment of approximately $1.9 billion. Shares acquired in 2011 represent 5.3 percent of shares outstanding at the beginning of the fiscal year.

Miscellaneous

Target Corporation will webcast its fourth quarter earnings conference call at 9:30 a.m. CST today. Investors and the media are invited to listen to the call through the company’s website at www.target.com/investors (click on “Events + Presentations” and then “Archives + Webcasts”). A telephone replay of the call will be available beginning at approximately 11:30 a.m. CST today through the end of business on February 24, 2012. The replay number is (800) 642-1687 (passcode: 20428291).

– more –

Statements in this release regarding expected store openings and fiscal 2012 earnings guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the company’s Form 10-K for the fiscal year ended January 29, 2011.

In addition to the GAAP results provided in this release, the company provides adjusted diluted earnings per share for the three and twelve months ended January 28, 2012 and January 29, 2011. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share. Management believes adjusted EPS is useful in providing period-to-period comparisons of the results of our U.S. operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of the company’s results as reported under GAAP. Other companies may calculate adjusted EPS differently than the company does, limiting the usefulness of the measure for comparative purposes.

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,763 stores across the United States and at Target.com. The company plans to open its first stores in Canada in 2013. In addition, the company operates a credit card segment that offers branded proprietary credit card products. Since 1946, Target has given 5 percent of its income through community grants and programs; today, that giving equals more than $3 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/hereforgood.

For more information, visit Target.com/Pressroom.

# # #

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	January 28,	January 29,		January 28,	January 29,
(millions, except per share data) (unaudited)	2012	2011	Change	2012	2011	Change
Sales	$20,937	$20,277	3.3%	$68,466	$65,786	4.1%
Credit card revenues	351	384	(8.8)	1,399	1,604	(12.8)
Total revenues	21,288	20,661	3.0	69,865	67,390	3.7
Cost of sales	14,986	14,458	3.7	47,860	45,725	4.7
Selling, general and administrative expenses	3,876	3,720	4.2	14,106	13,469	4.7
Credit card expenses	162	167	(3.2)	446	860	(48.2)
Depreciation and amortization	564	538	4.7	2,131	2,084	2.3
Earnings before interest expense and income taxes	1,700	1,778	(4.4)	5,322	5,252	1.3
Net interest expense
Nonrecourse debt collateralized by credit card receivables	17	19	(8.0)	72	83	(12.8)
Other interest expense	276	172	60.2	797	677	17.8
Interest income	(1)	(1)	(25.3)	(3)	(3)	22.4
Net interest expense	292	190	53.8	866	757	14.4
Earnings before income taxes	1,408	1,588	(11.3)	4,456	4,495	(0.9)
Provision for income taxes	427	553	(22.8)	1,527	1,575	(3.1)
Net earnings	$981	$1,035	(5.2)%	$2,929	$2,920	0.3%
Basic earnings per share	$1.46	$1.46	0.2%	$4.31	$4.03	6.9%
Diluted earnings per share	$1.45	$1.45	0.3%	$4.28	$4.00	7.0%
Weighted average common shares outstanding
Basic	669.7	708.1	(5.4)%	679.1	723.6	(6.2)%
Diluted	675.0	714.4	(5.5)%	683.9	729.4	(6.2)%

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

	January 28,	January 29,
(millions)	2012	2011
	(unaudited)
Assets
Cash and cash equivalents, including short-term investments of $194 and $1,129	$794	$1,712
Credit card receivables, net of allowance of $430 and $690	5,927	6,153
Inventory	7,918	7,596
Other current assets	1,810	1,752
Total current assets	16,449	17,213
Property and equipment
Land	6,122	5,928
Buildings and improvements	26,837	23,081
Fixtures and equipment	5,141	4,939
Computer hardware and software	2,468	2,533
Construction-in-progress	963	567
Accumulated depreciation	(12,382)	(11,555)
Property and equipment, net	29,149	25,493
Other noncurrent assets	1,032	999
Total assets	$46,630	$43,705
Liabilities and shareholders’ investment
Accounts payable	$6,857	$6,625
Accrued and other current liabilities	3,644	3,326
Unsecured debt and other borrowings	3,036	119
Nonrecourse debt collateralized by credit card receivables	750	—
Total current liabilities	14,287	10,070
Unsecured debt and other borrowings	13,447	11,653
Nonrecourse debt collateralized by credit card receivables	250	3,954
Deferred income taxes	1,191	934
Other noncurrent liabilities	1,634	1,607
Total noncurrent liabilities	16,522	18,148
Shareholders’ investment
Common stock	56	59
Additional paid-in capital	3,487	3,311
Retained earnings	12,959	12,698
Accumulated other comprehensive loss	(681)	(581)
Total shareholders’ investment	15,821	15,487
Total liabilities and shareholders’ investment	$46,630	$43,705
Common shares outstanding	669.3	704.0

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Twelve Months Ended
	January 28,	January 29,
(millions) (unaudited)	2012	2011
Operating activities
Net earnings	$2,929	$2,920
Reconciliation to cash flow
Depreciation and amortization	2,131	2,084
Share-based compensation expense	90	109
Deferred income taxes	371	445
Bad debt expense	154	528
Non-cash (gains)/losses and other, net	22	(145)
Changes in operating accounts:
Accounts receivable originated at Target	(187)	(78)
Inventory	(322)	(417)
Other current assets	(150)	(124)
Other noncurrent assets	43	(212)
Accounts payable	232	115
Accrued and other current liabilities	218	149
Other noncurrent liabilities	(97)	(103)
Cash flow provided by operations	5,434	5,271
Investing activities
Expenditures for property and equipment	(4,368)	(2,129)
Proceeds from disposal of property and equipment	37	69
Change in accounts receivable originated at third parties	259	363
Other investments	(108)	(47)
Cash flow required for investing activities	(4,180)	(1,744)
Financing activities
Additions to short-term debt	1,500	—
Additions to long-term debt	1,994	1,011
Reductions of long-term debt	(3,125)	(2,259)
Dividends paid	(750)	(609)
Repurchase of stock	(1,842)	(2,452)
Stock option exercises and related tax benefit	89	294
Other	(6)	—
Cash flow required for financing activities	(2,140)	(4,015)
Effect of exchange rate changes on cash and cash equivalents	(32)	—
Net decrease in cash and cash equivalents	(918)	(488)
Cash and cash equivalents at beginning of period	1,712	2,200
Cash and cash equivalents at end of period	$794	$1,712

Subject to reclassification

TARGET CORPORATION

U.S. Retail Segment

U.S. Retail Segment Results

	Three Months Ended			Twelve Months Ended
	January 28,	January 29,		January 28,	January 29,
(millions) (unaudited)	2012	2011	Change	2012	2011	Change
Sales	$20,937	$20,277	3.3%	$68,466	$65,786	4.1%
Cost of sales	14,986	14,458	3.7	47,860	45,725	4.7
Gross margin	5,951	5,819	2.3	20,606	20,061	2.7
SG&A expenses(a)	3,786	3,677	2.9	13,774	13,367	3.0
EBITDA	2,165	2,142	1.1	6,832	6,694	2.1
Depreciation and amortization	540	534	1.2	2,067	2,065	0.1
EBIT	$1,625	$1,608	1.1%	$4,765	$4,629	2.9%

EBITDA is earnings before interest expense, income taxes, depreciation and amortization.

EBIT is earnings before interest expense and income taxes.

(a) Effective with the October 2010 nationwide launch of our 5% REDcard Rewards loyalty program, we changed the formula under which the U.S. Retail Segment charges the U.S. Credit Card Segment to better align with the attributes of this program. In the three and twelve months ended January 28, 2012, loyalty program charges were $70 million and $258 million, respectively, compared with $42 million and $102 million in the corresponding periods ended January 29, 2011. In all periods these amounts were recorded as reductions to SG&A expenses within the U.S. Retail Segment and increases to operations and marketing expenses within the U.S. Credit Card Segment.

U.S. Retail Segment Rate Analysis

	Three Months Ended		Twelve Months Ended
	January 28,	January 29,	January 28,	January 29,
(unaudited)	2012	2011	2012	2011
Gross margin rate	28.4%	28.7%	30.1%	30.5%
SG&A expense rate	18.1%	18.1%	20.1%	20.3%
EBITDA margin rate	10.3%	10.6%	10.0%	10.2%
Depreciation and amortization expense rate	2.6%	2.6%	3.0%	3.1%
EBIT margin rate	7.8%	7.9%	7.0%	7.0%

U.S. Retail Segment rate analysis metrics are computed by dividing the applicable amount by sales.

Comparable-Store Sales

	Three Months Ended		Twelve Months Ended
	January 28,	January 29,	January 28,	January 29,
(unaudited)	2012	2011	2012	2011
Comparable-store sales change	2.2%	2.4%	3.0%	2.1%
Drivers of changes in comparable-store sales:
Number of transactions	0.4%	1.6%	0.4%	2.0%
Average transaction amount	1.8%	0.8%	2.6%	0.1%
Units per transaction	0.9%	3.6%	2.3%	2.5%
Selling price per unit	0.9%	(2.7)%	0.3%	(2.3)%

The comparable-store sales increases or decreases above are calculated by comparing sales in fiscal year periods with comparable prior year periods of equivalent length.

REDcard Penetration

	Three Months Ended		Twelve Months Ended
	January 28,	January 29,	January 28,	January 29,
(unaudited)	2012	2011	2012	2011
Target Credit Cards	7.4%	6.3%	6.8%	5.2%
Target Debit Cards	3.4%	1.1%	2.5%	0.7%
Total Store REDcard Penetration	10.8%	7.4%	9.3%	5.9%

Represents the percentage of Target store sales that are paid for using REDcards.

Number of Stores and Retail Square Feet

	Number of Stores		Retail Square Feet(a)
	January 28,	January 29,	January 28,	January 29,
(unaudited)	2012	2011	2012	2011
Target general merchandise stores	637	1,037	76,999	127,292
Expanded food assortment stores	875	462	114,218	61,823
SuperTarget stores	251	251	44,503	44,503
Total	1,763	1,750	235,720	233,618

(a) In thousands; reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

U.S. Credit Card Segment

U.S. Credit Card Segment Results

	Three Months Ended		Three Months Ended		Twelve Months Ended		Twelve Months Ended
	January 28, 2012		January 29, 2011		January 28, 2012		January 29, 2011
	Amount	Annualized	Amount	Annualized	Amount	Annualized	Amount	Annualized
(unaudited)	(in millions)	Rate(d)	(in millions)	Rate(d)	(in millions)	Rate(d)	(in millions)	Rate(d)
Finance charge revenue	$282	17.6%	$313	18.1%	$1,131	17.9%	$1,302	18.3%
Late fees and other revenue	46	2.9	45	2.6	179	2.8	197	2.8
Third party merchant fees	23	1.4	26	1.5	89	1.4	105	1.5
Total revenues	351	21.9	384	22.2	1,399	22.1	1,604	22.6
Bad debt expense	87	5.4	83	4.8	154	2.4	528	7.4
Operations and marketing expenses(a)	145	9.0	126	7.3	550	8.7	433	6.1
Depreciation and amortization	4	0.2	5	0.3	17	0.3	19	0.3
Total expenses	236	14.7	214	12.4	721	11.4	980	13.8
EBIT	115	7.2	170	9.8	678	10.7	624	8.8
Interest expense on nonrecourse debt collateralized by credit card receivables	17		19		72		83
Segment profit	$98		$151		$606		$541
Average gross credit card receivables funded by Target(b)	$2,725		$2,968		$2,514		$2,771
Segment pretax ROIC(c)	14.3%		20.3%		24.1%		19.5%

(a) See footnote (a) to our U.S. Retail Segment Results table for an explanation of REDcard Rewards loyalty program charges.

(b) Amounts represent the portion of average gross credit card receivables funded by Target. These amounts exclude $3,673 million and $3,801 million for the three and twelve months ended January 28, 2012, respectively, and $3,959 million and $4,335 million for the three and twelve months ended January 29, 2011, respectively, of receivables funded by nonrecourse debt collateralized by credit card receivables.

(c) ROIC is return on invested capital, and this rate equals our segment profit divided by average gross credit card receivables funded by Target, expressed as an annualized rate.

(d) As an annualized percentage of average gross credit card receivables.

Spread Analysis - Total Portfolio

	Three Months Ended			Three Months Ended			Twelve Months Ended			Twelve Months Ended
	January 28, 2012			January 29, 2011			January 28, 2012			January 29, 2011
	Yield			Yield			Yield			Yield
	Amount	Annualized		Amount	Annualized		Amount	Annualized		Amount	Annualized
(unaudited)	(in millions)	Rate		(in millions)	Rate		(in millions)	Rate		(in millions)	Rate
EBIT	$115	7.2	%(c)	$170	9.8	%(c)	$678	10.7	%(c)	$624	8.8	%(c)
LIBOR(a)		0.3%			0.3%			0.2%			0.3%
Spread to LIBOR(b)	$111	6.9	%(c)	$165	9.5	%(c)	$663	10.5	%(c)	$604	8.5	%(c)

(a) Balance-weighted one-month LIBOR.

(b) Spread to LIBOR is a metric used to analyze the performance of our total credit card portfolio because the majority of our portfolio earned finance charge revenue at rates tied to the Prime Rate, and the interest rate on all nonrecourse debt securitized by credit card receivables is tied to LIBOR.

(c) As a percentage of average gross credit card receivables.

Receivables Rollforward Analysis

	Three Months Ended			Twelve Months Ended
	January 28,	January 29,		January 28,	January 29,
(millions) (unaudited)	2012	2011	Change	2012	2011	Change
Beginning gross credit card receivables	$6,144	$6,730	(8.7)%	$6,843	$7,982	(14.3)%
Charges at Target	1,750	1,404	24.7	5,098	3,699	37.8
Charges at third parties	1,306	1,457	(10.4)	5,192	5,815	(10.7)
Payments	(3,077)	(2,933)	4.9	(11,653)	(11,283)	3.3
Other	234	185	26.4	877	630	39.3
Period-end gross credit card receivables	$6,357	$6,843	(7.1)%	$6,357	$6,843	(7.1)%
Average gross credit card receivables	$6,398	$6,926	(7.6)%	$6,314	$7,106	(11.1)%
Accounts with three or more payments (60+ days) past due as a percentage of period-end gross credit card receivables	3.3%	4.2%		3.3%	4.2%
Accounts with four or more payments (90+ days) past due as a percentage of period-end gross credit card receivables	2.3%	3.1%		2.3%	3.1%

Allowance for Doubtful Accounts

	Three Months Ended			Twelve Months Ended
	January 28,	January 29,		January 28,	January 29,
(millions) (unaudited)	2012	2011	Change	2012	2011	Change
Allowance at beginning of period	$431	$775	(44.4)%	$690	$1,016	(32.1)%
Bad debt expense	87	83	4.3	154	528	(70.8)
Write-offs(a)	(124)	(208)	(40.4)	(572)	(1,007)	(43.2)
Recoveries(a)	36	40	(9.9)	158	153	3.0
Allowance at end of period	$430	$690	(37.7)%	$430	$690	(37.7)%
As a percentage of period-end gross credit card receivables	6.8%	10.1%		6.8%	10.1%
Net write-offs as a percentage of average gross credit card receivables (annualized)	5.5%	9.7%		6.6%	12.0%

(a) Write-offs include the principal amount of losses (excluding accrued and unpaid finance charges), and recoveries include current period principal collections on previously written-off balances. These amounts combined represent net write-offs.

Subject to reclassification

TARGET CORPORATION

Canadian Segment

Canadian Segment Results

	Three Months Ended		Twelve Months Ended
	January 28,	January 29,	January 28,	January 29,
(millions) (unaudited)	2012	2011	2012	2011
Sales	$—	$—	$—	$—
Cost of sales	—	—	—	—
Gross margin	—	—	—	—
SG&A expenses(a)	20	—	74	—
EBITDA	(20)	—	(74)	—
Depreciation and amortization(b)	20	—	48	—
EBIT	$(40)	$—	$(122)	$—

EBITDA is earnings/(loss) before interest expense, income taxes, depreciation and amortization.

EBIT is earnings/(loss) before interest expense and income taxes.

(a) SG&A expenses include our Canadian Segment start-up costs.  These costs consisted primarily of compensation, benefits and consulting expenses.

(b) Depreciation and amortization result from depreciation of capital lease assets and leasehold interests acquired in our Zellers asset purchase. For the three and twelve months ended January 28, 2012, the lease payment obligation also gave rise to $19 million and $44 million of interest expense, respectively, recorded in our consolidated statements of operations.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
	January 28,	January 29,		January 28,	January 29,
(unaudited)	2012	2011	Change	2012	2011	Change
GAAP diluted earnings per share	$1.45	$1.45	0.3%	$4.28	$4.00	7.0%
Adjustments	0.04	(0.07)		0.13	(0.14)
Adjusted diluted earnings per share	$1.49	$1.38	8.3%	$4.41	$3.86	14.3%

A detailed reconciliation is provided below.

	Three Months Ended January 28, 2012							Three Months Ended January 29, 2011
(millions, except per share data) (unaudited)	U.S. Retail	U.S. Credit Card	Total U.S.	Canada	Other		Consolidated GAAP Total	U.S. Retail	U.S. Credit Card	Total U.S.	Canada	Other		Consolidated GAAP Total
Segment profit	$1,625	$98	$1,723	$(40)	$—		$1,683	$1,608	$151	$1,759	$—	$—		$1,759
Other net interest expense(a)			169	19	87	(d)	275			171	—	—		171
Earnings before income taxes			1,554	(59)	(87)		1,408			1,588	—	—		1,588
Provision for income taxes(b)			545	(16)	(102	)(e)	427			602	—	(49	)(e)	553
Net earnings			$1,009	$(43)	$15		$981			$986	$—	$49		$1,035
Diluted earnings per share(c)			$1.49	$(0.06)	$0.02		$1.45			$1.38	$—	$0.07		$1.45

	Twelve Months Ended January 28, 2012							Twelve Months Ended January 29, 2011
(millions, except per share data) (unaudited)	U.S. Retail	U.S. Credit Card	Total U.S.	Canada	Other		Consolidated GAAP Total	U.S. Retail	U.S. Credit Card	Total U.S.	Canada	Other		Consolidated GAAP Total
Segment profit	$4,765	$606	$5,371	$(122)	$—		$5,250	$4,629	$541	$5,169	$—	$—		$5,169
Other net interest expense(a)			663	44	87	(d)	794			674	—	—		674
Earnings before income taxes			4,708	(166)	(87)		4,456			4,495	—	—		4,495
Provision for income taxes(b)			1,690	(47)	(117	)(e)	1,527			1,677	—	(102	)(e)	1,575
Net earnings			$3,018	$(119)	$30		$2,929			$2,818	$—	$102		$2,920
Diluted earnings per share(c)			$4.41	$(0.17)	$0.04		$4.28			$3.86	$—	$0.14		$4.00

Note: Our segment measure of profit is used by management to evaluate the return on our investment and to make operating decisions. To provide additional transparency we have disclosed non-GAAP adjusted diluted earnings per share, which excludes the diluted EPS impact of our 2013 Canadian market entry, favorable resolution of various income tax matters and the loss on early retirement of debt. We believe this information is useful in providing period-to-period comparisons of the results of our U.S. operations. The sum of the non-GAAP adjustments may not equal the total adjustment amounts due to rounding.

(a) Represents interest expense, net of interest income, not included in segment profit.  For the three and twelve months ended January 28, 2012, U.S. Credit Card segment profit included $17 million and $72 million of interest expense on nonrecourse debt collateralized by credit card receivables, respectively, compared with $19 million and $83 million in the respective prior year periods. These amounts, along with other interest expense, equal consolidated GAAP interest expense.

(b) In 2011, taxes are allocated to our business segments based on income tax rates applicable to the operations of the segment for the period.

(c) For the three and twelve months ended January 28, 2012, weighted average diluted shares outstanding were 675.0 million and 683.9 million, respectively, and for the three and twelve months ended January 29, 2011, weighted average diluted shares outstanding were 714.4 million and 729.4 million, respectively.

(d) Represents the loss on early retirement of debt.

(e) Represents reductions to income tax expense due to favorable resolution of income tax matters that in the aggregate were significant during the three and twelve months ended January 28, 2012 and January 29, 2011. The twelve months ended January 28, 2012 includes income tax expense reductions of $15 million in the first three quarters of 2011 that were not significant to those periods. The three and twelve months ended January 28, 2012 also include the tax effect of the loss on early retirement of debt, of $32 million in both periods.

Subject to reclassification